Exhibit 99.1

For Immediate Release
May 7, 2019
NW Natural Holdings Reports First Quarter 2019 Results

PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results for the first quarter of 2019 including:

•	Earned $1.50 per share from continuing operations for the first quarter of 2019, compared to $1.46 per share for 2018

•	Added more than 12,500 natural gas meters over the last 12 months equating to a 1.7% growth rate

•	Finished construction of the North Mist gas storage expansion with the commissioning phase nearly complete

•	Received the final Oregon general rate case order

"This year is off to a good start. Our financial results benefited from customer growth and new rates at the natural gas utility," said David H. Anderson, president and CEO of NW Natural Holdings. "Operationally our distribution system performed well when the Pacific Northwest experienced cold weather and pipeline constraints, particularly in February which was the third coldest on record since 1989."

"We continue making progress on our long-term growth strategy," added Anderson. "We expect the Sunriver transaction to close soon and to complete several more pending water acquisitions this summer. In 2019, we remain focused on high-quality customer service, working collaboratively with stakeholders, and continuing to grow our natural gas and water platforms."

For the first quarter of 2019, net income from continuing operations increased $1.4 million to $43.4 million (or $1.50 per share), compared to net income from continuing operations of $42.0 million (or $1.46 per share) for the same period in 2018. Results reflected higher margin due to new natural gas rates in Oregon and customer growth, partially offset by a regulatory pension disallowance from the final order in the Oregon general rate case and higher operations and maintenance expense.

Excluding the regulatory pension disallowance, on a non-GAAP basis1 adjusted net income from continuing operations for the first quarter of 2019 was $50.0 million (or $1.73 per share) or an increase of $8.0 million compared to the same period in 2018. Results reflected higher margin from new natural gas rates in Oregon and customer growth, partially offset by higher operations and maintenance expense.

____________

1     Adjusted first quarter 2019 net income from continuing operations is non-GAAP and excludes the regulatory pension disallowance of $10.5 million pre-tax or $6.6 million and 23 cents per share after-tax. See "First Quarter Results" and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

Oregon Rate Case
On March 25, 2019, the Public Utility Commission of Oregon (OPUC) issued an order approving the all-party settlement reached in February 2019 that resolved the remaining two items in the Oregon general rate case. The order determined how benefits related to the Tax Cuts and Jobs Act (TCJA) would be provided to customers and how NW Natural Gas Company (NW Natural) would recover costs associated with the pension balancing account.

Beginning April 1, 2019, NW Natural will return excess deferred income taxes pursuant to TCJA through an annual credit to customers' base rates of $3.4 million and a credit of $3.0 million per year for five years to customers.

The pension balancing account was a regulatory mechanism in effect from 2011 through October 2018 that held deferred annual pension expenses above the amount set in rates with the expectation that higher and lower pension expenses in future years would ultimately balance the account. At Oct. 31, 2018 when the pension balancing account was frozen, it totaled $79.9 million. Under the March order, $12.5 million of deferred TCJA benefits was applied to the pension balancing account, and NW Natural was required to forego the recovery of $10.5 million, for a total reduction of the pension balancing account of approximately $23.0 million. The recovery of the remaining balance in the account is expected to be collected at a rate of $7.3 million per year for the next ten years beginning April 1, 2019.

The combined effect of the March order with the previously issued order on Oct. 26, 2018 is expected to provide NW Natural with an estimated $11.4 million annual benefit to net income and cash flow benefits of $21.3 million per year.

Washington Rate Case
On Dec. 31, 2018, NW Natural filed a request for a general rate increase with the Washington Utilities and Transportation Commission (WUTC). Approximately 10% of NW Natural’s revenues are derived from its Washington customers. This is NW Natural’s first Washington rate case in a decade with a requested $8.3 million increase in annual revenue requirement. In addition, NW Natural requested the net TCJA related benefits be provided to customers, a decoupling tariff, which will adjust for any deviation from normal usage, including those related to weather, and an environmental remediation mechanism to recover costs associated with historical manufactured gas activities.

The filing will be reviewed by the WUTC and other stakeholders with the process expected to take up to 11 months. New rates are expected to take effect Dec. 1, 2019.

North Mist Expansion Project
The Company continues to expect NW Natural's North Mist facility will be placed into service this spring. Construction has been completed with final tests and commissioning expected to be finished in the coming weeks. The cost of the facility is estimated at $149 million and will be included in rate base under an established tariff when it is placed into service. NW Natural has an initial 30-year service contract with Portland General Electric and options to extend the contract totaling up to an additional 50 years upon mutual agreement.

The project will provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that enable the integration of wind power into the region's electric generation mix. The North Mist service is designed to allow the local electric company to draw on the facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

Water Utilities and Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company (NW Natural Water), has several water acquisitions pending, the largest of which is 9,400 water and wastewater connections serving approximately 20,000 people in Sunriver, Oregon. In April 2019, the OPUC issued an order approving the acquisition. The transaction is expected to close this summer with all other pending acquisitions.

Upon closing the pending acquisitions, NW Natural Water is expected to serve about 45,000 people through approximately 18,000 connections in Idaho, Oregon, and Washington with total investments of nearly $70 million. These aggregate acquisitions are projected to be accretive to NW Natural Holdings’ earnings per share in the first full year of operations. While ongoing operations are not expected to have an immediately material impact on earnings, the acquisitions mark the Company's continued commitment to building a water platform and are intended to provide investors with a risk profile that is similar to NW Natural's regulated gas utility.

Gill Ranch Sale Agreement
NW Natural Holdings' subsidiary, Gill Ranch Storage, LLC (Gill Ranch), jointly owns and operates a 20 Bcf natural gas storage facility with Pacific Gas and Electric (PG&E) in California. In June 2018, the Company entered into an agreement to sell Gill Ranch for an initial cash purchase price of $25 million, with an earn-out provision and subject to a working capital adjustment. We continue to expect the transaction to close in mid-2019 and are currently awaiting the California Public Utilities Commission (CPUC) approval of the transaction. The closing is also subject to other customary closing conditions. As a result of the pending sale, Gill Ranch is presented in Discontinued Operations in the financial statements.

FIRST QUARTER RESULTS

Financial Implications of March 2019 Regulatory Order
As a result of the final order in NW Natural's Oregon general rate case, NW Natural applied deferred TCJA benefits to the pension balancing account, which resulted in several offsetting benefits and expenses in the first quarter of 2019. Specifically this resulted in higher overall pre-tax expenses of $12.5 million with $4.6 million recognized in operations and maintenance and $7.9 million reflected in other income (expense), net. This was largely offset by higher pre-tax revenues of $7.1 million and tax benefits of $4.3 million with little impact to net income in the first quarter. An additional tax benefit of $1.2 million will be recognized during 2019. As a result of beginning collections of the pension balancing account, $3.8 million of regulatory interest income ($2.8 million after-tax) was recognized related to the equity interest component of financing costs on the pension balancing account.

In addition, NW Natural recognized a $10.5 million pre-tax (or $6.6 million after-tax) regulatory disallowance for amounts in the pension balancing account. This resulted in $3.9 million of additional pre-tax operations and maintenance expense, $6.6 million of pre-tax other expense, and an offsetting tax benefit of $3.9 million. The tax effect of the pension disallowance was calculated using a combined federal and state statutory rate of 26.5% and an additional $1.1 million of deferred tax benefit associated with the pension balancing account disallowance.

First Quarter Results
The following financial comparisons are between results for the first quarter of 2019 and 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

The first quarter results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$41,206	$1.42	$39,883	$1.39	$1,323	$0.03
Regulatory pension disallowance, net[1]	6,588	0.23	—	—	6,588	0.23
Adjusted Natural Gas Distribution segment[1]	47,794	1.65	39,883	1.39	7,911	0.26

Other	2,212	0.08	2,128	0.07	84	0.01

Consolidated	$43,418	$1.50	$42,011	$1.46	$1,407	$0.04
Adjusted consolidated[1]	50,006	1.73	42,011	1.46	7,995	0.27

Diluted Shares		28,970		28,803		167

1
The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP metrics and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $6.6 million after-tax (or $10.5 million pre-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution net income was $41.2 million (or $1.42 per share) for 2019, compared to net income of $39.9 million (or $1.39 per share) for 2018. Results were affected by a $6.6 million after-tax disallowance of costs in the pension balancing account as ordered in the Oregon general rate case. Excluding the effects of this disallowance, net income increased $7.9 million reflecting the first full quarter of higher rates under the Oregon general rate case and customer growth, partially offset by higher operations and maintenance expense.

Margin increased $14.7 million largely due to higher rates in Oregon as well as growth of 1.7% over the last 12 months, which collectively contributed $9.3 million to margin. Colder than average weather coupled with higher fee revenue from interruptible customers as a result of system restrictions were offset by an estimated reserve for environmental cost sharing related to the SRRM mechanism's earnings test. Combined these items provided a net $1.0 million of additional margin. Weather was 9% colder than average for 2019, compared to 7% warmer than average for 2018. Finally, as a result of the March order, margin increased $5.2 million with no significant effect to net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense increased $8.5 million reflecting $2.3 million of higher compensation and benefits expense and $2.8 million of expense related to the disallowance of costs in the pension balancing account. In addition, as a result of the March order, $3.4 million of costs were recognized with no significant effect to net income due to offsetting adjustments in margin and income taxes.

Other income (expense), net decreased $9.8 million primarily due to $4.9 million of expense related to the disallowance of costs in the pension balancing account and $1.5 million of higher pension expense as we began collecting Oregon pension expenses through rates beginning Nov. 1, 2018. As a result of beginning collections of the pension balancing account, $2.8 million of regulatory interest income ($3.8 million pre-tax) was recognized related to the equity interest component of financing costs on the pension balancing account. In addition, also as a result of the March order, $5.8 million of costs were recognized with no significant effect to net income due to offsetting adjustments in margin and income taxes.

Tax expense reflected a $4.3 million benefit related to the amortization and application of deferrals from the March order; however, as this offset higher expense, there was no significant resulting effect on net income.

BALANCE SHEET AND CASH FLOWS
During 2019, the Company generated $104.8 million in operating cash flow and invested $48.8 million of capital expenditures in our natural gas distribution segment to support growth, safety, and technology and facility upgrades. Net cash provided by operations was relatively flat mainly due to timing of higher collections from colder than average weather offset by higher gas prices. Cash used in financing activities increased $14.3 million primarily due to higher short-term debt balances in 2019.

The Company continues to expect capital expenditures for 2019 to be in the range of $230 to $270 million to support gas utility customer growth and safety and reliability, as well as several projects. The total capital investment for the five-year period from 2019 to 2023 is expected to range from $850 to $950 million, with a majority of the investment supporting continued customer growth, natural gas distribution system maintenance and improvements, investments in a new headquarters building and technology, and utility gas storage facility maintenance.

2019 EARNINGS GUIDANCE
On March 1, 2019, NW Natural Holdings initiated 2019 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share. As previously disclosed, this range did not incorporate a potential regulatory disallowance from an Oregon all-party settlement. On March 25, 2019, the OPUC issued an order requiring NW Natural to forego $10.5 million ($6.6 million after-tax or $0.23 per share) of costs associated with the pension balancing account. As a result of the disallowance, NW Natural Holdings' 2019 GAAP earnings guidance from continuing operations is expected to range from $2.02 to $2.22 per share. Excluding the pension disallowance on a non-GAAP basis, 2019 earnings guidance from continuing operations is expected to range from $2.25 to $2.45 per share.

This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations. The expected sale of Gill Ranch and the related gain, and any operating results associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
In April 2019, NW Natural Holdings' Board of Directors declared a quarterly dividend of 47.5 cents per share on NW Natural Holdings' common stock. The dividend will be payable on May 15, 2019 to shareholders of record on April 30, 2019, reflecting an annual indicated dividend rate of $1.90 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2019 financial and operating results.

Date and Time:	Tuesday, May 7 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10130221.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately two million people in more than 140 communities through more than 750,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural is currently constructing a 3 Bcf regulated gas storage expansion of its 16 Bcf facility in Oregon to support renewables. NW Natural Holdings’ subsidiaries own and operate 31 Bcf of underground gas storage capacity.

NW Natural Water currently provides water distribution service to approximately 23,000 people through 7,900 connections. To date, NW Natural Water has acquired six water distribution utilities with several additional acquisitions pending. Upon closing current outstanding transactions, cumulatively, NW Natural Water expects to have invested $70 million and serve nearly 45,000 people through approximately 18,000 connections in the Pacific Northwest.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com
Forward-Looking Statements
This report, and other presentations made by NW Natural Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and integration thereof, dispositions and timing and outcomes thereof, asset management sharing, customer and business growth, weather, commodity and other costs, customer rates or rate recovery, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, the water utility strategy and the related pending water acquisitions, operating plans of third parties, financial results, including estimated income, liquidity, expenses, positions, revenues, returns, and earnings and earnings guidance, capital expenditures, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory decisions or mechanisms, anticipated regulatory actions or filings, expectations, timing and treatment with respect to rate cases, recovery of pension expense or our pension balancing account, accounting treatment of future events, effects of changes in laws or regulations, including tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2019
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2019	2018	Change	2019	2018	Change
Operating revenues	$285,348	$263,635	8%	$727,856	$722,949	1%

Operating expenses:
Cost of gas	105,457	108,106	(2)	252,870	289,290	(13)
Operations and maintenance	51,482	39,523	30	168,657	153,131	10
Environmental remediation	8,947	4,624	93	15,450	12,961	19
General taxes	9,027	9,474	(5)	31,725	31,435	1
Revenue taxes	11,926	12,429	(4)	29,579	12,429	138
Depreciation and amortization	21,572	20,875	3	85,853	81,975	5
Other operating expenses	892	853	5	3,266	853	283
Total operating expenses	209,303	195,884	7	587,400	582,074	1
Income from operations	76,045	67,751	12	140,456	140,875	—
Other income (expense), net	(13,747)	(834)	1,548	(16,514)	(2,010)	722
Interest expense, net	10,205	9,274	10	37,990	37,169	2
Income before income taxes	52,093	57,643	(10)	85,952	101,696	(15)
Income tax expense	8,675	15,632	(45)	17,234	29,009	(41)
Net income from continuing operations	43,418	42,011	3	68,718	72,687	(5)
Loss from discontinued operations, net of tax	(217)	(474)	(54)	(2,485)	(127,083)	(98)
Net income (loss)	$43,201	$41,537	4	$66,233	$(54,396)	(222)

Common shares outstanding:
Average diluted for period	28,970	28,803		28,904	28,769
End of period	28,962	28,781		28,962	28,781

Per share of common stock information:
Diluted earnings from continuing operations	$1.50	$1.46		$2.38	$2.53
Diluted loss from discontinued operations, net of tax	(0.01)	(0.02)		(0.09)	(4.42)
Diluted earnings (loss)	1.49	1.44		2.29	(1.89)
Dividends declared	0.4750	0.4725		1.8950	1.8850
Book value, end of period	27.42	26.83		27.42	26.83
Market closing price, end of period	65.63	57.65		65.63	57.65

Capital structure, end of period:
Common stock equity	46.5%	48.9%		46.5%	48.9%
Long-term debt	37.0	43.2		37.0	43.2
Short-term debt (including current maturities of long-term debt)	16.5	7.9		16.5	7.9
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	754,447	741,920	1.7%	754,447	741,920	1.7%
Volumes in therms:
Residential and commercial sales	318,103	278,019		701,247	690,865
Industrial sales and transportation	129,635	128,934		467,741	488,742
Total volumes sold and delivered	447,738	406,953		1,168,988	1,179,607
Operating revenues:
Residential and commercial sales	$251,118	$245,584		$627,316	$649,521
Industrial sales and transportation	16,021	17,389		57,345	62,411
Other revenues	11,902	(5,040)		17,095	(2,543)
Less: Revenue taxes	—	—		—	11,240
Total operating revenues	279,041	257,933		701,756	698,149
Less: Cost of gas	105,513	108,164		253,092	289,572
Less: Environmental remediation expense	8,947	4,624		15,450	12,961
Less: Revenue taxes	11,926	12,429		29,579	12,429
Margin, net	$152,655	$132,716		$403,635	$383,187
Degree days:
Average (25-year average)	1,329	1,316		2,727	2,705
Actual	1,450	1,223	19%	2,540	2,703	(6)%
Percent colder (warmer) than average weather	9%	(7)%		(7)%	—%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$12,817	$11,215
Accounts receivable	93,617	77,897
Accrued unbilled revenue	36,147	38,752
Allowance for uncollectible accounts	(1,301)	(1,112)
Regulatory assets	46,317	45,900
Derivative instruments	7,890	1,130
Inventories	19,540	34,399
Gas reserves	16,157	15,124
Income taxes receivable	6,000	—
Other current assets	20,293	16,877
Discontinued operations current assets	14,632	1,512
Total current assets	272,109	241,694
Non-current assets:
Property, plant, and equipment	3,439,460	3,251,075
Less: Accumulated depreciation	1,005,117	972,773
Total property, plant, and equipment, net	2,434,343	2,278,302
Gas reserves	61,907	80,560
Regulatory assets	327,194	343,037
Derivative instruments	541	1,148
Other investments	63,829	66,709
Operating lease right of use asset	6,163	—
Goodwill	8,954	—
Other non-current assets	16,077	7,030
Discontinued operations non-current assets	—	10,859
Total non-current assets	2,919,008	2,787,645
Total assets	$3,191,117	$3,029,339
Liabilities and equity:
Current liabilities:
Short-term debt	$176,391	$50,000
Current maturities of long-term debt	104,158	74,785
Accounts payable	103,207	77,860
Taxes accrued	11,004	12,018
Interest accrued	9,233	9,262
Regulatory liabilities	46,770	34,946
Derivative instruments	2,845	17,607
Operating lease liabilities	4,656	—
Other current liabilities	54,543	39,166
Discontinued operations current liabilities	13,282	1,209
Total current liabilities	526,089	316,853
Long-term debt	632,484	683,497
Deferred credits and other non-current liabilities:
Deferred tax liabilities	293,662	283,129
Regulatory liabilities	600,698	600,442
Pension and other postretirement benefit liabilities	220,732	221,732
Derivative instruments	1,161	2,355
Operating lease liabilities	1,495	—
Other non-current liabilities	120,569	137,147
Discontinued operations non-current liabilities	—	11,979
Total deferred credits and other non-current liabilities	1,238,317	1,256,784
Equity:
Common stock	459,932	450,408
Retained earnings	342,734	330,081
Accumulated other comprehensive loss	(8,439)	(8,284)
Total equity	794,227	772,205
Total liabilities and equity	$3,191,117	$3,029,339

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2019	2018
Operating activities:
Net income	$43,201	$41,537
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	21,572	20,875
Regulatory amortization of gas reserves	4,780	4,073
Deferred income taxes	6,306	13,327
Qualified defined benefit pension plan expense	3,499	1,435
Contributions to qualified defined benefit pension plans	(1,490)	(1,720)
Deferred environmental expenditures, net	(3,685)	(1,280)
Amortization of environmental remediation	8,947	4,624
Regulatory revenue recovery deferral from TCJA	450	6,424
Regulatory disallowance of pension costs	10,500	—
Other	3,171	879
Changes in assets and liabilities:
Receivables, net	(4,891)	10,552
Inventories	21,108	13,144
Income and other taxes	7,406	(6,865)
Accounts payable	(14,883)	(19,042)
Interest accrued	1,927	2,489
Deferred gas costs	(19,182)	3,519
Decoupling mechanism	7,903	5,431
Other, net	8,894	3,963
Discontinued operations	(739)	1,156
Cash provided by operating activities	104,794	104,521
Investing activities:
Capital expenditures	(48,764)	(57,329)
Other	(1,991)	(58)
Discontinued operations	(301)	(101)
Cash used in investing activities	(51,056)	(57,488)
Financing activities:
Proceeds from stock options exercised	1,546	—
Long-term debt retired	—	(22,000)
Change in short-term debt	(41,229)	(4,200)
Cash dividend payments on common stock	(12,935)	(12,781)
Other	(936)	(309)
Cash used in financing activities	(53,554)	(39,290)
Increase in cash and cash equivalents	184	7,743
Cash and cash equivalents, beginning of period	12,633	3,472
Cash and cash equivalents, end of period	$12,817	$11,215

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$7,976	$6,261
Income taxes paid (refunded), net	(90)	9,800

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
First Quarter Results 2019
	Three Months Ended March 31,
	2019		2018
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$43,418	$1.50	$42,011	$1.46
Regulatory pension disallowance	10,500	0.36	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income from continuing operations	$50,006	$1.73	$42,011	$1.46

Diluted shares		28,970		28,803

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$41,206	$1.42	$39,883	$1.39
Regulatory pension disallowance	10,500	0.36	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income	$47,794	$1.65	$39,883	$1.39

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.